EXHIBIT 99.1
Press release dated May 29, 2009

GEOGLOBAL EXTENDS EXPIRY DATE OF WARRANTS ISSUED IN 2005 AND 2007

Calgary, Alberta, Canada, May 29, 2009 - GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE AMEX: GGR) announces that on May 26, 2009, the expiration date of its outstanding common stock purchase warrants to purchase an aggregate of 4,966,200 common shares expiring on June 20, 2009 has been extended to 5:00 pm (Toronto time) on June 20, 2011.

In addition, the expiration dates of Company’s outstanding Compensation Units and the related warrants issuable on exercise of the Compensation Units were both extended to June 20, 2011.

The outstanding Compensation Units and the common stock purchase warrants issued in September 2005 contain Compensation Units exercisable at US$6.50 per Compensation Unit and the common stock purchase warrants exercisable at US$9.00 per share.  On exercise of the Compensation Units, an aggregate of 195,144 common shares and 97,572 warrants are issuable.

The outstanding Compensation Units issued in September 2007 contain Compensation Units exercisable at US$5.00 per Compensation Unit.  On exercise of the Compensation Units an aggregate of 340,800 common shares are issuable.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India.  Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India.  Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Rajasthan and the Deccan Syneclise basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Ashleigh Meyer, Account Executive
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x266 Fax: +1 416 815-0080 Email: ameyer@equicomgroup.com